Filed Pursuant to Rule 433

Registration No. 333-194059

FINAL TERM SHEET

Philip Morris International Inc.

Dated August 4, 2015

1.250% Notes due 2017

3.375% Notes due 2025

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.250% Notes due August 11, 2017 (the “2017 Notes”) 3.375% Notes due August 11, 2025 (the “2025 Notes”)

Aggregate Principal Amount:	2017 Notes: $500,000,000 2025 Notes: $750,000,000

Maturity Date:	2017 Notes: August 11, 2017 2025 Notes: August 11, 2025

Coupon:	2017 Notes: 1.250% 2025 Notes: 3.375%

Interest Payment Dates:	2017 Notes: Semi-annually on each February 11 and August 11, commencing February 11, 2016 2025 Notes: Semi-annually on each February 11 and August 11, commencing February 11, 2016

Price to Public:	2017 Notes: 99.748% of principal amount 2025 Notes: 99.028% of principal amount

Underwriting Discount:	2017 Notes: 0.150% 2025 Notes: 0.450%

Net Proceeds:	2017 Notes: $497,990,000 (before expenses) 2025 Notes: $739,335,000 (before expenses)

Benchmark Treasury:	2017 Notes: 0.625% due July 31, 2017 2025 Notes: 2.125% due May 15, 2025

Benchmark Treasury Price/Yield:	2017 Notes: 99-25+ / 0.728% 2025 Notes: 99-08 / 2.211%

Spread to Benchmark Treasury:	2017 Notes: + 65 basis points 2025 Notes: + 128 basis points

Yield to Maturity:	2017 Notes: 1.378% 2025 Notes: 3.491%

Optional Redemption:	2017 Notes: At any time: Make-whole redemption at Treasury plus 10 bps 2025 Notes: Prior to May 11, 2025: Make-whole redemption at Treasury plus 20 bps On or after May 11, 2025: Redemption at par

Settlement Date (T+5):	August 11, 2015

CUSIP/ISIN:	2017 Notes: 2025 Notes:	CUSIP Number: 718172 BP3 ISIN Number: US718172BP33 CUSIP Number: 718172 BQ1 ISIN Number: US718172BQ16

Listing:	Application will be made to list the 2017 Notes and the 2025 Notes on the New York Stock Exchange

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. SG Americas Securities, LLC

Joint Co-Managers:	BBVA Securities Inc. ING Financial Markets LLC Santander Investment Securities Inc. UBS Securities LLC

Allocations:	2017 Notes	2025 Notes
Barclays Capital Inc.	$140,000,000	$210,000,000
BNP Paribas Securities Corp.	140,000,000	210,000,000
SG Americas Securities, LLC	140,000,000	210,000,000
BBVA Securities Inc.	20,000,000	30,000,000
ING Financial Markets LLC	20,000,000	30,000,000
Santander Investment Securities Inc.	20,000,000	30,000,000
UBS Securities LLC	20,000,000	30,000,000

Total	$500,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674 or SG Americas Securities, LLC toll free at 1-855-881-2108.